EXHIBIT 6.42


                         CORPORATE CONSULTANT AGREEMENT

This agreement is made and entered into this 1st day of May, 2000, by, and between, TRT Capital Projects Inc. (hereafter referred to as "TRT"), 115B, 7198 Vantage Way, Delta, British Columbia, V4G 1K7; and iQ Power Technology Inc., (hereafter referred to as "IQ Power") of Suite 708A, 1111 West Hastings Street, Vancouver, British Columbia, Canada, V6E 2J3 (collectively known as the "Parties").

WHEREAS IQ Power desires to enter into a formal Agreement whereby IQ Power engages the services of TRT and retains TRT to perform corporate consulting services and related communications work and support (Services) and whereas TRT agrees to use its best efforts to assist IQ Power with Services subject to the terms and conditions laid out this Agreement.

NOW  THEREFORE,  in  consideration  of  the  premises,   mutual  covenants,  and
agreements herein, the Parties agree as follows:

                                    Agreement

Length of Term

1. IQ Power appoints TRT as a Corporate Consultant for a period of 12 months commencing May 1, 2000, and TRT accepts the appointment on a best effort's basis.

Services Provided by TRT

2. TRT will provide or arrange for services in connection with IQ Power`s corporate, investor and public relations dealings with broker dealers and the general investment community at large. At no time will TRT be required to provide Services to IQ Power that will result in TRT having to be registered and/or licensed with any federal or state regulatory body or any self regulated body or agency. TRT will provide only Services customarily expected of a corporate consultant firm for a public company in North America, including but not limited to arranging for or in some cases performing the following:

     A.   developing and managing an investor database, fax list and mail list;
     B.   dedicated services of full-time investor relations representatives;
     C. disseminate news releases and handle any inquiries which may be received as a result of news release;
     D. assist in the design, development and layout of corporate literature, brochures, etc.;
     E.   develop advertisements and implement ad campaigns;
     F. identifying and qualifying potential investors in the broker/dealer community and arrange meetings when possible;
     G.   provide assistance in securing market makers;
     H.   provide critical insight into general market activities;
     I. retain the services of a Public Relations firm and arrange for the production of a promotional video. IQ Power acknowledges that this is an additional expense and not covered by TRT's retainer; and
     J.   those other services described in Schedule "A".
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                                                  Corporate Consultant Agreement
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         It is  intended  that TRT  will  conduct  or  arrange  for all  ongoing corporate and investor relations activities in North America on behalf of IQ Power so that IQ Power has no other investor relations expenses
         apart  from  those   recommended  and  outlined  as  additional  Budget
         Expenses.

Compensation

3. TRT will provide the Services in exchange for $US16,000 per month payable at the beginning of each month, commencing May 1, 2000.

4. Expenses generally associated in providing the Services include telephone, advertising, stationery/postage, courier charges and related expenses, and additional costs for trade shows and extraordinary programs are described in Schedule "A". IQ Power shall reimburse TRT for these expenses as incurred except that TRT may require IQ Power to first advance to TRT in trust the funds necessary to pay for any proposed expenses to be incurred in the next month in accordance with the Estimated Budget set forth in Schedule "A" to be drawn against by TRT as the expenses are actually incurred.

5. Pre-approved entertainment, travel and accommodation expenses.

6. TRT may nominate an individual to join IQ Power as a bona fide employee to act as coordinator for the purposes of IQ Power's corporate communications and IQ Power agrees to reserve for grant to this employee warrants or options to purchase not less than 100,000 shares of IQ Power at the market price on the date of grant.

Finder's Fee Agreement

7. In addition to the above-mentioned compensation package, IQ Power agrees to provide financial consideration in the form of finder's fees and/or other consideration agreeable to both parties, in cases where TRT is responsible for assisting IQ Power in securing funding, providing key business opportunities and/or strategic introductions resulting in business and/or that will benefit IQ Power. TRT will alert IQ Power of potential business related opportunities which may result in IQ Power paying finder's fees. The general terms of such finder's fees are included in Schedule "A". Where necessary a separate agreement regarding finder's fees will be negotiated. Payment of finder's fees is subject to all applicable securities laws and regulations and, where necessary, approval of the applicable state securities authorities.

Other

8. IQ Power undertakes, that all information, news releases and other materials provided by its management and/or directors to TRT for dissemination, will be true and will accurately reflect the facts and progress of IQ Power's research and development; and that IQ Power has authorized TRT to disseminate all such information (upon receipt) supplied by IQ Power, unless IQ Power has advised TRT otherwise in writing.

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                                                  Corporate Consultant Agreement
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9. In regards to the services to be  performed  by TRT for IQ Power  pursuant to the terms of this Agreement, neither party shall be liable to the other, nor to anyone who may claim any right due to the relationship with the other, or any acts or omissions in the performance of services on the part of either party, or on behalf of the agents or employees of said party, except when said acts or omissions of a party are due to their willful misconduct or culpable negligence. Each party shall hold the other free and harmless from any obligations, costs, claims, judgments, attorneys' fees, and attachments arising from or growing out of the relationship between the parties pursuant to the terms of this Agreement or in any way connected with this Agreement except when the same shall arise due to willful misconduct or culpable negligence of the other.

10. TRT agrees to comply with all relevant securities legislation, policies and rules in carrying out its duties herein and agrees that it will not trade nor allow trading by any of its employees, consultants, officers and directors in the shares of IQ Power except in cases where all material information known to TRT has been publicly disseminated.

11. TRT and IQ Power acknowledge that certain information TRT and IQ Power share may be confidential. IQ Power and TRT will keep such information confidential and will not disseminate same unless authorized to do so in writing.

12. TRT agrees that it will not disseminate, publish or pass on any information with respect to IQ Power except the information that has been specifically delivered by IQ Power to TRT for the purpose of providing its Services. Any information intended for use by TRT in its investor relation's activities pursuant to this Agreement will be subject to prior approval by a designated director or officer of IQ Power. TRT agrees not to use any information about IQ Power for any purpose whatsoever except to carry out its duties under this Agreement.

13. Faxed and or e-mail messages and/or other notices received by TRT from IQ Power will be considered valid, provided such transmissions bear an authorized signature.

14. Both Parties agree that legal notices or relevant changes intended by either Party, to this Agreement, will be addressed promptly and communicated by registered mail using the addresses listed herein. If either Party changes its address during the course of this Agreement, the other Party will also inform the other by registered mail within 7 days of such a move.

15. TRT represents and warrants to, and covenants with, IQ Power, as follows:

     A. TRT and its officers, employees, agents and consultants shall comply with all securities laws and regulations applicable to either IQ Power or TRT or both of them, and all policies, rules and requirements of any exchange or quotation system on which the shares of IQ Power trade;
     B. TRT shall, and shall cause its officers, employees, agents and consultants to act at all times in the best interests of IQ Power;
     C. TRT, upon notice from IQ Power, will cease all Services for the period directed by IQ Power without effect on the payment of compensation due hereunder unless this Agreement is terminated in connection with the request to cease Services;
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                                                  Corporate Consultant Agreement
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     D.   TRT will not distribute or disseminate any  information  concerning IQ
          Power in any form or medium, unless such information has been provided to TRT by IQ Power for distribution or dissemination, or IQ Power has reviewed and approved such information prior to its distribution or dissemination by TRT; and E. TRT will not engage in any transaction involving the offer or sale of securities of IQ Power, and will not solicit or encourage any other party to engage in any transaction involving the offer or sale of securities of IQ Power, at any time
          that  TRT  is  in  possession  of  material   non-public   information
          concerning IQ Power.

16. TRT recognizes and acknowledges that during the course of its engagement, it will have access to certain information not generally known to the public, relating to the products, sales or business of IQ Power which may include, without limitation, software, literature, data, programs, customer contact lists, sources of supply, prospects or projections, manufacturing techniques, processes, formulas, research or experimental work, work in process, trade secrets or any other proprietary or confidential matter (collectively, the "Confidential Information"). TRT recognizes and acknowledges that this Confidential Information constitutes a valuable, special and unique asset of IQ Power, access to and knowledge of which are essential to the performance of TRT's duties. TRT acknowledges and agrees that all such Confidential Information, including without limitation that which TRT conceives or develops, either alone or with others, at any time during his engagement by IQ Power, is and shall remain the exclusive property of IQ Power. TRT further recognizes, acknowledges and agrees that, to enable IQ Power to perform services for its customers or its clients, such customers or clients may furnish to IQ Power or TRT Confidential Information concerning their business affairs, property, methods of operation or other data, that the goodwill afforded to IQ Power depends on IQ Power and its employees preserving the confidentiality of such information, and that such information shall be treated as Confidential Information of IQ Power for all purposes under this Agreement.

17. TRT agrees that, except as directed by IQ Power, TRT will not at any time, whether during or after his engagement with IQ Power, use or disclose to any person for any purpose other than for the benefit of IQ Power any Confidential Information, or permit any person to use, examine and/or make copies of any documents, files, data or other information sources which contain or are derived from Confidential Information, whether prepared by TRT or otherwise coming into IQ Power's possession or control without the prior written permission of IQ Power.

18. TRT agrees that upon request by IQ Power and in any event upon termination of engagement, TRT shall turn over to IQ Power or provide proof of destruction or sealing of (for use only in the event of a dispute between the parties) all Confidential Information in TRT's possession or under its control which was created pursuant to, is connected with or derived from TRT's services to IQ Power, or which is related in any manner to IQ Power's business activities or research and development efforts, whether or not such materials are in TRT's possession as of the date of this Agreement.

19. Each party acknowledges that a breach or threatened breach of any of the covenants or other agreements contained herein would give rise to irreparable injury to the party relying on such covenant or other agreement which injury would be inadequately compensable in money damages. Accordingly, such party or where appropriate, a client of such party, may seek and obtain an injunctive

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                                                  Corporate Consultant Agreement
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relief from the breach or threatened  breach of any  provision,  requirement  or covenant of this Agreement, in addition to and not in limitation of any other legal remedies which may be available.

20. The parties acknowledge and agree that the covenants contained herein are necessary for the protection of the parties' respective legitimate business interests and are reasonable in scope and content.

21. The parties agree that this agreement shall be kept confidential, except to the extent required by law or by regulation of any securities commission or stock exchange, and shall not be disclosed to any other person or corporation other than to related corporations without the prior written consent of the other party, which consent shall not be unreasonably withheld, but no party shall be liable to the other party for a breach of this clause by its employees, servants or agents, who through fraud or negligence disclose such information and data if that party has taken reasonable steps to ensure that its employees, servants or agents comply with the provisions of this section.

Cancellation of Agreement

22.  IQ Power may terminate TRT's services:

     A. for cause after reasonable notice of any non-performance has been given by IQ Power to TRT and TRT has failed to remedy any instance of non-performance within 14 days after the giving of notice; and
     B.   at any time on or before July 31, 2000.

For purposes of the preceding sentence, "cause" shall include dishonesty, fraud, conviction or confession of an indictable offense or of a crime involving moral turpitude, destruction or theft of IQ Power's property, physical attack on an employee or agent of IQ Power, intoxication of or the use of narcotics or alcohol by a service provider of TRT to an extent which impairs performance of duties, willful malfeasance or gross negligence in the performance of duties, misconduct materially injurious to IQ Power, or any breach or threatened breach of this Agreement.

23. If TRT's engagement is terminated in accordance with subsection 22:

     A. no further compensation coming due under this Agreement after the date of termination shall be payable by IQ Power and all unvested warrants or warrants granted in furtherance of the provisions of this Agreement shall be deemed void and not exerciseable; and
     B. TRT shall continue to be bound by the confidentiality provisions of this Agreement.

24. In addition to the provisions of subsections 22 and 23, either party may cancel this Agreement by giving the other party sixty (60) days' notice in writing. Upon termination by IQ Power other than under subsections 22 and 23, IQ Power agrees to pay TRT all unpaid compensation due under this Agreement.

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                                                  Corporate Consultant Agreement
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25.  This  Agreement  shall  enure to the  benefit  of and be  binding  upon the
Parties, its successors and assigns.

Provide DTC's

26. IQ Power agrees to provide TRT on a monthly basis with the DTC's and on a weekly basis with the Transfer Sheets.

27. This Agreement contains the entire understanding of IQ Power and TRT and may not be changed except in writing and signed by both Parties. The provisions hereof are severable, and, if any one or more provisions shall be determined to be unenforceable, the remaining provisions shall remain as binding between the parties.

This Agreement is entered into in the Province of British Columbia, Canada.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the day and year first above written.

For TRT Capital Projects Inc.:              For iQ Power Technology Inc.:


/s/ Robert Thast                            /s/Peter E. Bruan
-----------------------------               -----------------------------------
Robert L. Thast                             Peter E. Braun
President                                   President

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                                  SCHEDULE "A"

March 6, 2000

To:      iQ Power

Re:      Investor Relation Program - Considerations and Summary Budget Estimate

         The objective is for TRT to establish and manage an investor relations program that will help build market presence and establish iQ Power as a company and a stock worth following and investing in as developments unfold.

         TRT's primary function will be to build and manage dedicated investor relations and lead generation programs. In doing so, TRT will provide input when relevant and assist iQ Power with planning, implementing and managing, on an on-going basis, all relevant investor and public relations related programs, to maximize exposure.

         TRT will be the lead firm in providing services. Other firms that are hired to perform investor/public relations will take direction from TRT.

         TRT will be the sole contact for all investor relations and this should be reflected on the company's website.

Estimated Budget/Expenditures

FEES and EXPENSES for the Standard 12-Month Program are estimated at $US336,900.

Monthly Fee and Service related costs

Fee......................................................................$16,000
Telephone, fax management, postage, courier...............................$4,000
12 Month Total..........................................................$240,000

Estimated one-time Expenses

Trade Shows Booths X 4...................................................$12,500
(pro rated - about $10,000 for the three remaining shows)
Trade Show Expenses, Travel and Hotel, etc. Estimated....................$16,000
Estimated Total..........................................................$28,500

Estimated Ongoing Monthly Expenses

Average Monthly Advertising - Barrons/IBD and other.......................$5,000
News Dissemination, Business Wire (per release).............................$700
(approximately two per month)
Total 12 month x $5,700..................................................$68,400

TOTAL ESTIMATED 12 MONTH PROGRAM........................................$336,900

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GENERAL NOTES

TRT will provide the following services for the base monthly fee.

     - Generating investor exposure from TRT contacts, in-house databases and cold calling programs (when and if necessary).
     - Identifying, arranging and attending higher profile financial trade shows, with or on behalf of client.
     - Identifying, qualifying and introducing institutional investors, key individual investors and money managers, brokers and research analysts, and arranging meetings with management when appropriate.
     - Assisting management with news releases.
     - Dissemination of news releases to major wire services and databases.
     - Identifying potential public relations and media opportunities.
     - Assisting in the design, development and printing of any necessary collateral materials (brochures, etc.)
     - Recommend and implement advertising programs on behalf of iQ Power.
     - Identify key personnel and provide referrals as required.

Advertising

 - We are recommending an ongoing presence in one or two US publications. We have had good lead generation and shareholder development from Barrons and Investor Daily, two well-known investment publications. We advise our clients to run news releases or corporate updates on a regular basis so readers become familiar with the name. The average cost of running these ads is about $5,000 US each and we recommend this particular source be used on an ongoing basis. There are several other lead generation and awareness mediums that we would like to use, if necessary. We will discuss with management when and if required.

Public and Media Relations

- We recommend that a public relations firm in the United States be retained to handle media relations. This may include the development of a multi-media presentation on CD-ROM and duplicate on their Website. We have a relationship with a company for this purpose.

News Dissemination

- The cost will vary according to the length of the news, but the average cost of using Business Wire or BCE Emergis to disseminate a news release is $700 US. TRT will develop a fax list that it will use to send releases directly to those who request them.

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Basic Expenses

- Telephone, fax management, postage, courier and office administration are fixed at $4,000 per month.

- Travel expenses in the budget are strictly related to Trade-Show costs and relevant expenses. Other travel related expenses may be eminent as things unfold but will be on a situation basis. Additional expenses will only be incurred at the discretion of iQ Power.

- Brochures/Packages - although we can use the web site as the basis for introducing many investors still reply on the written word. We will need a basic brochure and handouts to clients, for use at trade shows and other gatherings and for the average investor not yet on the Internet. The average cost of a good quality brochure is about $5,000 for 5,000 pieces. TRT will co-ordinate these publication initiatives with management as directed.

- Annual and/or quarterly reports - most companies do not publish quarterlies, but all investors want financial information on a regular basis. It is critical that the company has a policy for provisioning investors with financial information, either on the web site, by fax or by mail. The cost will depend on the frequency of publication and the quality.


Finder Fee Considerations

1) If TRT introduces funding sources to iQ Power and iQ Power accepts funding from TRT sources during the course of the contract (and for a period of 12 months after the contract expires), iQ Power agrees to pay TRT, upon closing of such financing, the maximum allowable finder fee, up to 10% of the amount.

2) TRT will, during the course of contract, make every effort to add value to iQ Power through the normal course of its service. TRT has been effective in identifying substantial and/or beneficial strategic alliances for clients. And where circumstances warrant it, TRT would expect a finder fee for any role in identifying and delivering potential business relationships or strategic alliances that result in any significant contribution, increased revenue or that result in improving overall share value.

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